                                                                     EXHIBIT 2.1







                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                           SYNAGRO TECHNOLOGIES, INC.,

                             CHRISTOPHER J. SCHRADER

                                       AND

                              KATHLEEN A. SCHRADER




                                OCTOBER 20, 1999

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                                TABLE OF CONTENTS

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ARTICLE I - DEFINITIONS...........................................................................................1
         Section 1.1 Accounting Terms.............................................................................1
         Section 1.2 Defined Terms................................................................................1

ARTICLE II - CLOSING..............................................................................................2
         Section 2.1 Closing......................................................................................2

ARTICLE III - SALE OF STOCK.......................................................................................2
         Section 3.1 Company Common Stock.........................................................................2
         Section 3.2 Purchase Price...............................................................................2
         Section 3.3 Purchase Price Adjustment....................................................................3
         Section 3.4 Closing Deliveries...........................................................................3

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF PURCHASER..........................................................5
         Section 4.1 Organization and Qualification...............................................................5
         Section 4.2 Authority; Binding Agreement.................................................................5

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS....................................................6
         Section 5.1 Organization and Qualification...............................................................6
         Section 5.2 Capitalization...............................................................................6
         Section 5.3 Authority; Non-Contravention; Approvals......................................................6
         Section 5.4 Subsidiaries.................................................................................7
         Section 5 5 Financial Statements.........................................................................7
         Section 5.6 Absence of Undisclosed Liabilities...........................................................7
         Section 5.7 Absence of Certain Changes or Events.........................................................7
         Section 5.8 Litigation...................................................................................8
         Section 5.9 Accounts Receivable..........................................................................8
         Section 5.10 No Violation of Law; Compliance with Agreements.............................................8
         Section 5.11 Insurance...................................................................................9
         Section 5.12 Taxes.......................................................................................9
         Section 5.13 Employee Benefit Plans.....................................................................11
         Section 5.14 Employee and Labor Matters.................................................................12
         Section 5.15 Environmental Matters......................................................................13
         Section 5.16 Non-Competition Agreements.................................................................15
         Section 5.17 Title to Assets............................................................................15
         Section 5.18 Contracts, Agreements, Plans and Commitments...............................................16
         Section 5.19 Supplies...................................................................................17
         Section 5.20 Brokers and Finders........................................................................17
         Section 5.21 Intellectual Property......................................................................17
         Section 5.22 Relationships..............................................................................17
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         Section 5.23 Certain Payments...........................................................................18
         Section 5.24 Books and Records..........................................................................18
         Section 5.25 Condition and Sufficiency of Assets........................................................18
         Section 5.26 Disclosure.................................................................................18

ARTICLE VI - CONDUCT OF BUSINESS PENDING CLOSING.................................................................19
         Section 6.1 Conduct of Business by the Shareholders Pending Closing.....................................19
         Section 6.2 Other Offers................................................................................20
         Section 6.3 Access to Information; Environmental........................................................21
         Section 6.4 Best Efforts................................................................................21

ARTICLE VII - CERTAIN UNDERSTANDINGS AND AGREEMENTS
          OF THE PARTIES.........................................................................................21
         Section 7.1 Confidentiality.............................................................................21
         Section 7.2 Further Assurances..........................................................................22
         Section 7.3 Expenses and Fees...........................................................................22
         Section 7.4 Agreement to Cooperate......................................................................22
         Section 7.5 Public Statements...........................................................................22
         Section 7.6 Notification of Certain Matters.............................................................22
         Section 7.7 Notice of Environmental Claims..............................................................23
         Section 7.8 Tax Matters.................................................................................23

ARTICLE VIII - CONDITIONS TO CLOSING.............................................................................25
         Section 8.1 Conditions to Each Party's Obligation to Close..............................................25
         Section 8.2 Conditions to Obligation of  the Shareholders...............................................25
         Section 8.3 Conditions to Obligations of Purchaser. ....................................................26

ARTICLE IX - TERMINATION, AMENDMENT AND WAIVER...................................................................27
         Section 9.1 Termination.................................................................................27
         Section 9.2 Effect of Termination.......................................................................28
         Section 9.3 Etensions; Waiver...........................................................................28

ARTICLE X - INDEMNIFICATION AND LIMITATION ON LIABILITY..........................................................28
         Section 10.1 The Shareholders' Indemnity Obligations....................................................28
         Section 10.2 Purchaser's Indemnity Obligations..........................................................29
         Section 10.3 Indemnification Procedures.................................................................29
         Section 10.4 Limitation of Shareholders' Liability......................................................31
         Section 10.5 Limitation of Purchaser's Liability........................................................31
         Section 10.6 Limitation on Indemnified Amounts..........................................................32

ARTICLE XI - GENERAL PROVISIONS..................................................................................32
         Section 11.1  Survival..................................................................................32
         Section 11.2 Notices....................................................................................32
         Section 11.3 Interpretation.............................................................................33
         Section 11.4 Miscellaneous..............................................................................33
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         Section 11.5 Governing Law..............................................................................34
         Section 11.6 Binding Arbitration........................................................................34
         Section 11.7 Amendment..................................................................................36
         Section 11.8 Counterparts...............................................................................36
         Section 11.9 Parties in Interest........................................................................36
         Section 11.10 Validity..................................................................................36
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Exhibits

Exhibit A                Glossary
Exhibit B                Estimated Adjustment Amount
Exhibit C                Release of Claims Agreement
Exhibit D                Employment and Covenant Not to Compete Agreements
Exhibit E                Lease


Schedules

Schedule 3.2             Shareholder Consideration
Schedule 3.4(b)(iii)     Guarantees or Surety Obligations
Schedule 5.2             Capitalization
Schedule 5.5             Financial Statements
Schedule 5.6             Absence of Undisclosed Liabilities
Schedule 5.7             Absence of Certain Changes or Events
Schedule 5.8             Litigation
Schedule 5.11            Insurance Policies
Schedule 5.12            Taxes
Schedule 5.13            Employee Benefit Plans
Schedule 5.14            Employee and Labor Matters
Schedule 5.15            Environmental Matters
Schedule 5.17            Title to Assets
Schedule 5.18            Contracts, Agreements, Plans and Commitments
Schedule 5.21            Intellectual Property
Schedule 5.22            Relationships

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                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT, dated as of October 20, 1999 (the "Agreement"), is by and among SYNAGRO TECHNOLOGIES, INC., a Delaware corporation (the "Purchaser"), and CHRISTOPHER J. SCHRADER and KATHLEEN A. SCHRADER (collectively, the "Shareholders"). The Purchaser and each of the Shareholders are a "Party" and, collectively, they are sometimes referred to as the "Parties."

                              W I T N E S S E T H:

         WHEREAS, the Shareholders own 100 shares of the issued and outstanding shares of common stock, $1.00 par value per share, of Ecosystematics, Inc., a Florida corporation (the "Company"), which constitutes all of the issued and outstanding capital stock of the Company ("Company Common Stock") as of the date hereof;

         WHEREAS, the Company is in the business of wastewater treatment operations and associated laboratory testing (the "Business");


         WHEREAS, Purchaser desires to purchase from the Shareholders, and the Shareholders desire to sell to the Purchaser, the Company Common Stock upon the terms and conditions set forth herein; and

         WHEREAS, the Shareholders are making certain representations, warranties and indemnities herein, as an inducement to Purchaser to enter into this Agreement.

         NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements stated herein, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, covenant and agree as follows:

                                   ARTICLE I
                                   DEFINITIONS

         Section 1.1 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles ("GAAP") and on a basis not inconsistent with those applied in the preparation of the financial statements referred to in Section
5.5 hereof.

         Section 1.2 Defined Terms. As used in this Agreement, certain words and terms have the meanings ascribed to them in the Glossary attached hereto as Exhibit A. Other capitalized terms have the meanings ascribed to them elsewhere in this Agreement.



                                       1
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                                   ARTICLE II
                                     CLOSING

Section 2.1 Closing. Subject to the terms and provisions of Article IX, the purchase and sale of the Company Common Stock (the "Closing") provided for in this Agreement shall take place at a location mutually agreeable to the parties hereto in Monroe County, Florida, as promptly as practicable (but in any event within (5) five business days) following the date on which the last of the conditions set forth in Article VIII is fulfilled or waived, or at such other time and place as the Parties shall agree; provided, that the Closing shall take place no later than November 1, 1999 unless mutually agreed by the Parties in writing. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

                                  ARTICLE III
                                  SALE OF STOCK

         Section 3.1 Company Common Stock. Subject to the terms and conditions of this Agreement, the Shareholders will sell, transfer and deliver to the Purchaser, and the Purchaser will purchase and tender the Purchase Price (as hereinafter defined) for, the Company Common Stock on the Closing Date.

         Section 3.2 Purchase Price.

             (a) The aggregate purchase price (the "Purchase Price") for the Company Common Stock and the representations, warranties, covenants and agreements referenced herein shall be an amount paid in cash at Closing equal to One Million Three Hundred Twenty-Seven Thousand Three Hundred and Fifty-Two Dollars ($1,327,352) less (1) the Company's Indebtedness as of Closing and (2) the amount, if any, by which the Company's Net Working Capital as of Closing is less than One Hundred Seventy-Three Thousand Three Hundred and Seven Dollars ($173,307). The amount, if any, by which the cash portion of the Purchase Price is reduced pursuant to this Section 3.2(a) (i.e., the sum of (1) and (2) above) is referred to herein as the "Adjustment Amount." The aggregate consideration payable to each Shareholder is set forth opposite each Shareholder's name on
Schedule 3.2.

             (b) The capitalized terms used in this Section shall have the following meanings:

                 (i) "Indebtedness" means the aggregate long-term indebtedness and other long-term liabilities of the Company determined in accordance with GAAP. To the extent the promissory note in favor of the Small Business Administration in the principal amount of $322,800 is paid in full by the Company at Closing, such Indebtedness shall not be deducted a second time from the Purchase Price.


                 (ii) "Net Working Capital" means the aggregate current assets of the Company less the aggregate current liabilities of the Company determined in accordance with GAAP.



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         Section 3.3 Purchase Price Adjustment.

             (a) Prior to the Closing Date, the Shareholders shall deliver to the Purchaser a worksheet as of the Closing Date, which shall be attached as Exhibit B hereto, setting forth a reasonable estimate of the Indebtedness and Net Working Capital as of the Closing Date as well as a computation of the estimated Adjustment Amount (the "Estimated Adjustment Amount"). The worksheet shall be prepared by the Shareholders and accepted by the Purchaser in its reasonable discretion. If the worksheet is not accepted by the Purchaser, the worksheet shall be promptly submitted with Purchaser's comments to the Shareholders, and both Purchaser and the Shareholders shall endeavor to promptly address such comments so as to not delay the Closing. If the Estimated Adjustment Amount is a positive number, the Purchase Price payable at Closing shall be decreased in an amount equal to the positive Estimated Adjustment Amount.

             (b) Within 90 days after the Closing, Purchaser shall cause the Company to prepare a consolidated balance sheet of the Company as of the Closing Date (the "Closing Date Balance Sheet"), including a computation of the actual Adjustment Amount of the Company as of the Closing Date (the "Actual Adjustment Amount"). If within 15 days following delivery of the Closing Date Balance Sheet the Shareholders do not object in writing thereto, then the Actual Adjustment Amount shall be as computed on such Closing Date Balance Sheet. If the Shareholders object in writing to the computation, then the Purchaser and the Shareholders shall negotiate in good faith and attempt to resolve their disagreement. Should such negotiations not result in an agreement within 20 days, then the matter shall be submitted to PricewaterhouseCoopers (the "Neutral Auditor"). All fees and expenses relating to appointment of the Neutral Auditor and the work, if any, to be performed by the Neutral Auditor will be borne equally by the Purchaser and the Shareholders. The Neutral Auditor will deliver to the Purchaser and the Shareholders a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Neutral Auditor by the Purchaser and the Shareholders, or their respective affiliates) of the disputed items within 30 days of receipt of the disputed items, which determination will be final, binding and conclusive on the Parties.

             (c) Promptly following agreement on or delivery of the final, binding and conclusive Closing Date Balance Sheet setting forth the Actual Adjustment Amount, the Purchaser and the Shareholders shall account to each other as provided for in this Section 3.3(c). If the Estimated Adjustment Amount less the Actual Adjustment Amount is a positive number, the Shareholders shall have a right to receive a cash payment equal to such excess as an increase in the Purchase Price. If the Estimated Adjustment Amount less the Actual Adjustment Amount is a negative number, Purchaser shall be entitled to receive a cash payment from the Shareholders equal to such deficit. Any such excess or deficit payment shall be due and payable within three (3) business days after the Actual Adjustment Amount is determined pursuant to this Section 3.3.

         Section 3.4 Closing Deliveries.

             (a) At the Closing, the Shareholders shall deliver to the
Purchaser:




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             (i) certificates representing the Company Common Stock, duly endorsed for transfer to the Purchaser or accompanied by duly executed assignment documents, which shall transfer to the Purchaser good and valid title to the Company Common Stock, free and clear of all liens, claims, restrictions and encumbrances of any nature whatsoever;

             (ii) evidence of consents, if any, as shall be required to enable Purchaser to continue to enjoy the benefit of any governmental authorization, lease, license, permit, contract or other agreement or instrument to or of which the Company is a party or a beneficiary and which can, by its terms (with consent) and consistent with applicable law, be so enjoyed after the transfer of the Company Common Stock to Purchaser. If there is in existence any lease, license, permit or other governmental authorization that by its terms or applicable law expires, terminates or is otherwise rendered invalid upon the transfer of the Company Common Stock to Purchaser and is required in order for any of the business of the Company to continue to be conducted following the transfer of the Company Common Stock in the same manner as conducted previously, the Shareholders shall have delivered to Purchaser an equivalent of that lease, license, permit or other governmental authorization, effective as of and after the Closing Date;

             (iii) Release of Claims Agreements executed by the Shareholders, officers and directors of the Company releasing the Company from any and all prior claims of such officers, directors and stockholders in the form attached hereto as Exhibit C;

             (iv) all corporate, accounting, business and tax records of the Company;

             (v) a legal opinion from Patrick C. Barthet, P.A., counsel to the Shareholders, in a form customary to such transactions and reasonably satisfactory to Purchaser;

             (vi) Employment and Covenant Not to Compete Agreements between the Purchaser and each of the Shareholders, attached as Exhibit D hereto;

             (vii) new real property lease with respect to properties owned by the Shareholders, or affiliates of the Shareholders, in the form attached hereto as Exhibit E;

             (viii) evidence of approval by the Board of Directors and the Shareholders of the Seller of the Agreement and the closing of the transactions contemplated herein; and

             (ix) such other documents, including certificates of the Shareholders, as may be required by this Agreement or reasonably requested by the Purchaser.



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         (b) At the Closing Date, the Purchaser shall deliver the following to the Shareholders:

             (i) the Purchase Price set forth in Section 3.2;


             (ii) Employment and Covenant Not to Compete Agreements between the Purchaser and each of the Shareholders, attached as Exhibit D;

             (iii) documents relating to the removal of the Shareholders from any and all personal guaranties and/or surety obligations in connection with the Company's debts or operations listed on Schedule 3.4(b)(iii);

             (iv) evidence of approval by the Board of Directors of the Purchaser of this Agreement and the Closing of the transactions contemplated herein;

             (v) a legal opinion from the Purchaser in a form customary to such transactions and reasonably satisfactory to the Shareholders; and

             (vi) such other documents, including certificates of the Company, as may be required by this Agreement or reasonably requested by the Shareholders.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to the Shareholders as follows:

         Section 4.1 Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Purchaser is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the properties owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect (as defined in Exhibit A).

         Section 4.2 Authority; Binding Agreement. Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery hereof by the Shareholders, constitutes a valid and legally binding agreement of Purchaser and is enforceable against Purchaser in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization or other similar laws affecting or relating to enforcement of creditors' rights generally.



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                                   ARTICLE V
               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

         The Shareholders, jointly and severally, represent and warrant to Purchaser as follows:

         Section 5.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the properties owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary. True, accurate and complete copies of the Company's articles of incorporation and bylaws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Purchaser.

         Section 5.2 Capitalization. The authorized capital stock of the Company consists of 100 shares of Company Common Stock, of which 100 shares are issued and outstanding, and no other shares of capital stock of the Company are issued and outstanding. All of the issued and outstanding shares of Company Common Stock were validly issued and are fully paid, nonassessable and free of preemptive rights and are owned beneficially and of record as set forth on
Schedule 5.2, free and clear of all restrictions, liens, claims and encumbrances. No Subsidiary of the Company holds any shares of the capital stock of the Company.

         Except as set forth on Schedule 5.2, there are no outstanding (i) subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, debenture, instrument or other agreement obligating the Company or any Shareholder to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company or obligating the Company or any Shareholder to grant, extend or enter into any such agreement or commitment or (ii) obligations of the Company or any Shareholder to repurchase, redeem or otherwise acquire any securities referred to in clause (i) above. There are no voting trusts, proxies or other agreements or understandings to which the Company or any Shareholder is a party or is bound with respect to the voting of any shares of capital stock of the Company.

         Section 5.3 Authority; Non-Contravention; Approvals.

         The Shareholders have full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been approved by the Board of Directors and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or the consummation by the Shareholders of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Shareholders, and, assuming the due authorization, execution and delivery hereof by Purchaser, constitutes a valid and legally binding agreement of the Shareholders, enforceable against the Shareholders in accordance with its terms.



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

             (a) The execution and delivery of this Agreement by the Shareholders and the consummation by the Shareholders of the transactions contemplated hereby do not and will not violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or the Shareholders under any of the terms, conditions or provisions of (i) the articles of incorporation or bylaws of the Company, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Company or the Shareholders, or any of their respective properties or assets, or
(iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Company or any of the Shareholders is now a party or by which the Company or the Shareholders or any of their respective properties or assets may be bound or affected.

             (b) No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Shareholders or the consummation by the Shareholders of the transactions contemplated hereby.

         Section 5.4 Subsidiaries. The Company does not have any Subsidiaries, nor does the Company hold any equity interest in or control (directly or indirectly, through the ownership of securities, by contract, by proxy, alone or in combination with others, or otherwise) any corporation, limited liability company, partnership, business organization or other Person.

         Section 5.5 Financial Statements. The financial statements of the Company attached as Schedule 5.5 (the "Company Financial Statements") have been prepared in accordance with the accrual basis of accounting and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein.

         Section 5.6 Absence of Undisclosed Liabilities. Except as disclosed in
Schedule 5.6, the Company has not incurred any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except liabilities, obligations or contingencies (i) which are accrued or reserved against the Company Financial Statements or reflected in the notes thereto or
(ii) which were incurred after June 30, 1999, and were incurred in the ordinary course of business and consistent with past practices.

         Section 5.7 Absence of Certain Changes or Events. Except as provided in
Schedule 5.7, since August 31, 1999, (i) the Company has not declared or set aside or paid any dividend or made any other distribution with respect to its outstanding securities, or, directly or indirectly, purchased, redeemed or otherwise acquired any of its securities; (ii) the Company has not granted any general increase in the compensation of its officers, directors or employees (including any increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) and has not paid any bonuses to any officers, directors or employees; (iii) the Company has not adopted, entered into or amended any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust fund or arrangement for the benefit or welfare of any employee or retiree, except as required to comply with changes in applicable law; (iv) the Company has not made any amendment to its articles of incorporation or bylaws or changed the character of its business in any manner; (v) the business of the Company has been conducted in the ordinary course of business consistent with past practices; and (vi) there has not been any event, occurrence, development or state of circumstances or facts which has had, or could reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect.

         Section 5.8 Litigation. Except as described in Schedule 5.8, there are no claims, suits, actions, Environmental Claims, inspections, investigations or proceedings pending or, to the knowledge of the Shareholders, threatened against, relating to or affecting the Company before any court, governmental department, commission, agency, instrumentality, authority, or any mediator or arbitrator and there is no basis for the same. Except as described in Schedule 5.8, the Company is not subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality, authority, or any mediator or arbitrator.

         Section 5.9 Accounts Receivable. All accounts receivable reflected on the Company Financial Statements represent sales actually made in the ordinary course of business and are collectible within 90 days after the applicable billing date which is fifteen (15) days after the date on the invoice.

         Section 5.10 No Violation of Law; Compliance with Agreements.

             (a) The Company is not in violation of and has not been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable Environmental Law) of any governmental or regulatory body or authority. No investigation or review by any governmental or regulatory body or authority is pending or threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same. The Company has all permits (including without limitation Environmental Permits), licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals required or necessary to conduct its business as presently conducted (collectively, the "Company Permits"). The Company is not in violation of the terms of any of the Company Permits.

             (b) The Company and each of the Shareholders are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under, (a) the charter, bylaws or similar organizational instruments of the Company or (b) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which the Company is a party or by which it is bound or to which any of its property is subject.

         Section 5.11 Insurance. Schedule 5.11 hereto sets forth a list of all insurance policies owned by the Company or by which the Company or any of its properties or assets is covered against present losses, all of which are now in full force and effect. No insurance has been refused with respect to any operations, properties or assets of the Company nor has coverage of any insurance been limited by any insurance carrier that has carried, or received any application for, any such insurance during the last three years. No insurance carrier has denied any claims made against any of the policies listed on Schedule 5.11 hereto other than as noted on such Schedule.

         Section 5.12 Taxes.

             (a) Except as set forth on Schedule 5.12, (i) the Company has (x) duly filed (or there has been filed on its behalf) with the appropriate taxing authorities all Tax Returns (as hereinafter defined) required to be filed by it on or prior to the date hereof, and (y) duly paid in full or made adequate provision therefor on the Company Financial Statements in accordance with GAAP (or there has been paid or adequate provision has been made on its behalf) for the payment of all Taxes (as hereinafter defined) for all periods ending through the date hereof (whether or not shown on any Tax Return); (ii) all such Tax Returns filed by or on behalf of the Company are true, correct and complete in all material respects; (iii) the Company is not the beneficiary of any extension of time within which to file any Tax Return; (iv) no claim has ever been made by any authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction; (v) the liabilities and reserves for Taxes reflected in the most recent balance sheet included in the Company Financial Statements to cover all Taxes for all periods ending at or prior to the date of such balance sheet have been determined in accordance with GAAP, and there is no material liability for Taxes for any period beginning after such date other than Taxes arising in the ordinary course of business;
(vi) there are no liens for Taxes upon any property or assets of the Company, except for liens for Taxes not yet due; (vii) the Company has not made any change in accounting methods since December 31, 1998; (viii) the Company has not received a ruling from any taxing authority or signed an agreement with any taxing authority; (ix) the Company has complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code, as amended or similar provisions under any foreign laws) and has, within the time and the manner prescribed by law, withheld and paid over to the appropriate taxing authority all amounts required to be so withheld and paid over under all applicable laws in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party; (x) no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company, and as of the date of this Agreement the Company has not received a written notice of any pending audits or proceedings; (xi) no shareholder or director or officer (or employee responsible for Tax matters) of the Company expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed; (xii) the federal income Tax Returns of the Company have not been examined by the Internal Revenue Service ("IRS") (which examination has been completed) or the statute of limitations for the assessment of federal income Taxes of the Company has expired, for all periods through and including September 30, 1995, and no deficiencies have been asserted as a result of such examinations which have not been resolved and fully paid;
(xiii) no adjustments or deficiencies relating to Tax Returns of the Company have been proposed, asserted or assessed by any taxing authority, except for such adjustments or deficiencies which have been fully paid or finally settled;
(xiv) the Company has delivered to the Purchaser true, correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since December 31, 1994; (xv) the Company has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code at all times since October 1, 1997, and the Company will be an S corporation up to and including the Closing Date; (xvi) prior to October 1, 1997, the Company operated and filed its income tax returns as a regular Subchapter C corporation; (xvii) after September 30, 1997, the Company has operated and filed or will file its income tax returns as an S corporation through the Closing Date; (xviii) notwithstanding anything to the contrary in this Section 5.12, (A) during the time the Company has operated as a Subchapter S corporation, no tax provision has been or will be made on the Company's books or the Company's Financial Statements; (B) the Company's Financial Statements are not prepared in accordance with GAAP with respect to depreciation and accumulated depreciation; (C) the Company's Financial Statements provide that depreciation and accumulated depreciation are maintained on the tax basis of accounting; and (D) the Company files its tax returns on the cash basis; (xix) neither the Company nor any qualified subchapter S subsidiary of the Company has, in the past ten years, (i) acquired assets from another corporation in a transaction which the Company's Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation which is a qualified subchapter S subsidiary; (xx) the Company has timely filed tax returns on extension; and
(xxi) the Company will be liable for Taxes under Section 1274 of the Code if its assets (or the assets of any qualified Subchapter S Subsidiary) were sold for their fair market value as of the Closing Date.

             (b) There are no outstanding requests, agreements, consents or waivers to extend the statute of limitations applicable to the assessment of any Taxes or deficiencies against the Company, and no power of attorney granted by the Company with respect to any Taxes is currently in force. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. The Company is not a party to any Tax allocation or sharing Agreement. The Company has not made any payments, is not obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. The Company has not, with regard to any assets or property held, acquired or to be acquired by it, filed a consent to the application of Section 341(f) of the Code, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company. The Company (i) has not been a member of an affiliate group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) and (ii) has no liability for Taxes of any Person (other than any of the Company and its Subsidiaries) under Section 1.1502-6 of the United States Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

         Section 5.13 Employee Benefit Plans.

             (a) Each Plan and each Benefit Program (as such terms are defined below) is listed on Schedule 5.13 hereto. No Plan or Benefit Program is or has been (i) covered by Title IV of the Employer Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) subject to the minimum funding requirements of
Section 412 of the Code or (iii) a "multi-employer plan" as defined in Section 3(37) of ERISA, nor has the Company contributed to, or ever had any obligation to contribute to, any multi-employer plan. Each Plan and Benefit Program intended to be qualified under Section 401(a) of the Code is designated as a tax-qualified plan on Schedule 5.13 and is so qualified. No Plan or Benefit Program provides for any retiree health benefits for any employees or dependents of the Company other than as required by COBRA (as hereinafter defined). There are no claims pending with respect to, or under, any Plan or any Benefit Program, other than routine claims for benefits, and there are no disputes or litigation pending or, to the knowledge of the Company, threatened, with respect to any such Plans or Benefit Programs.

             (b) The Shareholders have heretofore delivered to Purchaser true and correct copies of the following, if any:

                 (i) each Plan and each Benefit Program listed on Schedule 5.13, all amendments thereto as of the date hereof and all current summary plan descriptions provided to employees regarding the Plans and Benefit Programs; and

                 (ii) each management or employment contract or contract for personal services and a complete description of any understanding or commitment between the Company and any officer, consultant, director, employee or independent contractor of the Company.

                 (iii) Each Plan and Benefit Program has been maintained and administered in compliance with its terms and in accordance with all applicable laws, rules and regulations. The Company has no commitment or obligation to establish or adopt any new or additional Plans or Benefit Programs or to increase the benefits under any existing Plan or Benefit Program.

             (c) Except as set forth in Schedule 5.13, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) result in any payment to be made by the Company, including, without limitation, severance, unemployment compensation, golden parachute (defined in Section 280G of the Code) or otherwise, becoming due to any employee of the Company, or (ii) increase any benefits otherwise payable under any Plan or any Benefit Program.

             (d) As of the date hereof, the Company does not sponsor any simplified employee pension plans as described in Section 408(k) of the Code and there are no claims against the Company for benefits relating to any such plans.

         Section 5.14 Employee and Labor Matters.

             (a) Shareholders have provided Purchaser with a true and complete list dated as of August 31, 1999 (the "Employee Schedule ") of all employees of the Company listing the title or position held, base salary or wage rate and any bonuses, commissions, profit sharing, the Company's vehicles, club memberships or other compensation or perquisites payable, all employee benefits received by such employees and any other material terms of any written agreement with the Company. As of the date of this Agreement, the combined projected annual payroll for the calendar year ending May 31, 1998 of the Company required to operate its business is not materially different from that as listed on the Employee Schedule, and the Company has not entered into any agreement or agreements pursuant to which the combined annual payroll of the Company, including projected pay increases, overtime and fringe benefit costs, required to operate its business (including all administrative and support personnel) would be greater than as listed on the Employee Schedule. Set forth on Schedule 5.14 is a detailed description of all health, dental, life and disability insurance plans of the Company and a description of the cost per employee under each such plan for individual coverage as well as for coverage of such employee's dependents.

             (b) Except as set forth on Schedule 5.14, the Company is not a party to or bound by any written employment agreements or commitments, other than on an at-will basis. The Company is in compliance with all applicable laws respecting the employment and employment practices, terms and conditions of employment and wages and hours of its employees and is not engaged in any unfair labor practice. All employees of the Company who work in the United States are lawfully authorized to work in the United States according to federal immigration laws. There is no labor strike or labor disturbance pending or, to the knowledge of the Shareholders, threatened against the Company with respect to the Business and, during the past five years, the Company has not experienced a work stoppage.

             (c) Except as set forth on Schedule 5.14, (i) the Company is not a party to or bound by the terms of any collective bargaining agreement or other union contract applicable to any employee of the Company and no such agreement or contract has been requested by any employee or group of employees of the Company, nor has there been any discussion with respect thereto by management of the Company with any employees of the Company, (ii) the Shareholders are not aware of any union organizing activities or proceedings involving, or any pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for, or where the purpose is to organize, any group or groups of employees of the Company, or (iii) there is not currently pending, with regard to any of its facilities, any proceeding before the National Labor Relations Board, wherein any labor organization is seeking representation of any employees of the Company.

         Section 5.15 Environmental Matters. Without in any manner limiting any other representations and warranties set forth in this Agreement:

             (a) Neither the Company nor, to the knowledge of the Shareholders, its Business Facility, is in violation of, or has violated, or has been or is in non-compliance with, any Environmental Laws, including, but not limited to, the conduct of the business of the Company or the ownership, use, maintenance or operation of the Business Facility by the

Company. The Shareholders are not aware of any pending or currently proposed changes to any Environmental Laws and regulations which, when implemented or effective may affect the operations of the Business in any material manner.

             (b) Without in any manner limiting the generality of (a) above:


                 (i) Except in compliance with Environmental Laws (including, without limitation, by obtaining necessary Environmental Permits), no Materials of Environmental Concern (as defined in Exhibit A) have been used, generated, extracted, mined, beneficiated, manufactured, stored, treated, or disposed of, or in any other way released (and no release is threatened) by the Company, on, under or about the Business Facility (as defined in Exhibit A) or transferred or transported by the Company to or from the Business Facility, and to the knowledge of the Shareholders no Materials of Environmental Concern have been generated, manufactured, stored or treated or disposed of, or in any other way released (and no release is threatened) by the Company, on, under, about or from any property adjacent to the current Business Facility;


                 (ii) To the knowledge of the Shareholders, the Company is not now, and will not be in the future, as a result of the conduct, operation or condition of the business of the Company on or prior to the date hereof, and as of the date of Closing, subject to any: (a) contingent liability in connection with any release or threatened release of any Materials of Environmental Concern into the environment whether on or off the Business Facility; (b) reclamation, decontamination or Remediation (as defined in Exhibit A) requirements under Environmental Laws, or any reporting requirements related thereto; or (c) consent order, compliance order or administrative order relating to or issued under any Environmental Law;

                 (iii) There are no Environmental Claims known, pending or threatened against the Company or, to the knowledge of the Shareholders, its Business Facility, and the Company and the Shareholders are not aware that there is any basis for the same;

                 (iv) The Company has, and its Business Facility has, all Environmental Permits necessary to comply with all Environmental Laws applicable to the operations of the business of the Company as presently conducted, and the Company and its Business Facility is in compliance with all terms and conditions of such Environmental Permits. The Company further represents and warrants that it and its Business Facility has environmental and pollution control equipment necessary to comply with all Environmental Laws (including, without limitation, to comply with all applicable Environmental Permits) applicable to the operation of the business of the Company as presently conducted.
         Exhibit 5.15 lists each such permit, license or other authorization in the possession of the Business;

                 (v) The Company has received no notice and has no knowledge that any occupant or tenant of the Business Facility (a) is in violation of any Environmental Law; (b) is the subject of any Environmental Claims; or (c) does not have or has not renewed any Environmental Permits applicable to its assets or operations;

                 (vi) To the Company's and Shareholders' knowledge, there are no, nor have there ever been any, storage tanks or solid waste management units located on or under the Business Facility of the Company, and, to the knowledge of the Shareholders, there are no Materials of Environmental Concern on the Business Facility of the Company exceeding any standard or limitation established, published or promulgated pursuant to Environmental Laws, or which would require reporting to any governmental authority or Remediation to comply with the Requirements of Environmental Laws (as defined in Exhibit A);

                 (vii) To the knowledge of the Shareholders, none of the off-site locations where Materials of Environmental Concern generated from the Business Facility of the Company or for which the Company has arranged for their disposal, treatment or application has been nominated or identified as a facility which is subject to an existing or potential claim under Environmental Laws;

                 (viii) The Company has not been named as a potentially responsible party under, and no Business Facility of the Company has been nominated or identified as a facility which is subject to an existing or potential claim under CERCLA or comparable Environmental Laws, and no Business Facility of the Company is subject to any lien arising under Environmental Laws;

                 (ix) The Company has not received any notice of any release or threatened release of Materials of Environmental Concern, or of any violation of, noncompliance with, or remedial obligation under, Environmental Laws or Permits, relating to the ownership, use, maintenance, operation of the Business Facility of the Company or in connection with the business of the Company, nor is the Company aware of any basis for any of the foregoing, nor has the Company voluntarily undertaken Remediation or other decontamination or cleanup of any facility or site or entered into any agreement for the payment of costs associated with such activity;

                 (x) Except as set forth on Schedule 5.15, there are no present or past events, conditions, circumstances, activities, practices, incidents, actions or plans known to the Company and its Shareholders which may interfere with or prevent continued compliance by the Company with Environmental Laws or which may give rise to any common law or statutory liability under Environmental Laws or form the basis of an Environmental Claim against the Company relating to the ownership, use, maintenance or operation of the Business Facility by the Company or in connection with the conduct of the business of the Company;

                 (xi) There are no obligations, undertakings or liabilities arising out of or relating to Environmental Laws which the Company has agreed to, assumed or retained, by contract or otherwise;

                 (xii) To the extent they are required, the Company has filed all notices, notifications, financial security, waste managements plans, or applications which are required to be obtained or filed by the Company for the operation of its business or the use or operation of the Business Facility of the Company; and

                 (xiii) To the Company's or Shareholders' knowledge, no current Business Facility (or equipment thereon) of the Company contains any asbestos containing materials or polychlorinated biphenyls in any form nor any wetland areas or other land subject to restricted development under Environmental Laws.

                 (xiv) For purposes of this Section, the "Company" shall include any entity which is, in whole or in part, a predecessor of the Company and all of its present and former Subsidiaries and their predecessors.

         Section 5.16 Non-Competition Agreements. Neither the Company nor any Shareholder is a party to any agreement which purports to restrict or prohibit any of them from, directly or indirectly, engaging in any business currently engaged in by the Company. None of the Company's shareholders, officers, directors, or key employees is a party to any agreement which, by virtue of such person's relationship with the Company, restricts the Company or any Subsidiary of the Company from, directly or indirectly, engaging in any of the businesses described above.

         Section 5.17 Title to Assets. The Company has good and marketable title to all its assets and valid leasehold interests in their leased assets and properties, as reflected in the most recent balance sheet included in the Company Financial Statements, except for properties and assets that have been disposed of in the ordinary course of business since the date of the latest balance sheet included therein, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except (i) liens for current taxes, payments of which are not yet delinquent, (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not detract from the value, or interfere with the present use or marketability of the property subject thereto or affected thereby, or otherwise impair the Company's business operations (in the manner presently carried on by the Company), or (iii) any lien securing any debt or obligation described on Schedule 5.17 which is expressly referenced as being secured. All leases under which the Company leases any real property have been delivered to Purchaser and are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become a default by or on behalf of the Company or its Subsidiaries, or by or on behalf of any third party.

         Section 5.18 Contracts, Agreements, Plans and Commitments. Schedule
5.18 hereto sets forth a complete list of the following contracts, agreements, plans and commitments

(collectively, the "Contracts") to which the Company is a party or by which the Company or any of their assets is bound as of the date hereof:

             (a) any contract, commitment or agreement that involves aggregate expenditures by the Company of more than $10,000 per year;

             (b) any contract or agreement (including any such contracts or agreements entered into with any Governmental Authority) relating to the maintenance or operation of the business that involves aggregate expenditures by the Company of more than $10,000;

             (c) any indenture, loan agreement or note under which the Company has outstanding indebtedness, obligations or liabilities for borrowed money;

             (d) any lease or sublease for the use or occupancy of real property;

             (e) any agreement that restricts the right of the Company to engage in any type of business;

             (f) any guarantee, direct or indirect, by any person of any contract, lease or agreement entered into by the Company;

             (g) any partnership, joint venture or construction and operation agreement;

             (h) any agreement of surety, guarantee or indemnification with respect to which the Company is the obligor, outside of the ordinary course of business;

             (i) any contract that requires the Company to pay for goods or services substantially in excess of its estimated needs for such items or the fair market value of such items;

             (j) any contract, agreement, agreed order or consent agreement that requires the Company to take any actions or incur expenses to remedy non-compliance with any Environmental Law; and

             (k) any other contract material to the Company or its business. True, correct and complete copies of each of such contracts, agreements, plans and commitments have been delivered to or made available for inspection by Purchaser. All such contracts, agreements, plans and commitments (i) were duly and validly executed and delivered by the Company and the other parties thereto and (ii) are valid and in full force and effect. Except as set forth on Schedule 5.18, the Company has fulfilled all material obligations required of the Company under each such contract, agreement, plan or commitment to have been performed by it prior to the date hereof, including timely paying all interest on its debt as such interest has become due and payable. Except as set forth on Schedule 5.18, there are no counterclaims or offsets under any of such contracts, agreements, plans and commitments.

         The consummation of the transactions contemplated herein will vest in the Purchaser all rights and benefits under the Contracts and the right to operate the Company's business and assets under the terms of the Contracts in the manner currently operated and used by the Company.

         Section 5.19 Supplies. The Supplies of the Company are of a quantity and quality that have been normal for the Company in the ordinary course of business of the Company and are owned by the Company free and clear of any Liens.

         Section 5.20 Brokers and Finders. Neither the Company nor the Shareholders have entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company to pay any finder's fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby. There is no claim for payment by the Company of any investment banking fees, finder's fees, brokerage or agent commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

         Section 5.21 Intellectual Property. Set forth on Schedule 5.21 is a complete list of all registered patents, trademarks, service marks, trade names and copyrights, and applications for and licenses (to or from the Company) with respect to any of the foregoing (collectively, "Registered Intellectual Property"), owned by the Company or with respect to which the Company has any rights. The Company has the sole and exclusive right to use all Registered Intellectual Property and other computer software and software licenses, intellectual property, proprietary information, trade secrets, trademarks, trade names, copyrights, material and manufacturing specifications, drawings and designs (collectively, "Intellectual Property") used by the Company or necessary in connection with the operation of the Company's business, without infringing on or otherwise acting adversely to the rights or claimed rights of any Person, and neither the Company nor any Shareholder is obligated to pay any royalty or other consideration to any Person in connection with the use of any such Intellectual Property. To the knowledge of the Company or the Shareholders, no other Person is infringing the rights of the Company in any of its Intellectual Property.

         Section 5.22 Relationships. Except as set forth on Schedule 5.22, since December 31, 1998, the Company has not received notice from any customer, supplier or any party to any Contract involving more than $10,000 annually with the Company (each a "Contract Party") that such customer, supplier or Contract Party intends to discontinue doing business with the Company, and, since such date, no customer, supplier or Contract Party has indicated any intention (a) to terminate its existing business relationship with the Company or (b) not to continue its business relationship with the Company, whether as a result of the transactions contemplated hereby or otherwise. Except as set forth on Schedule 5.22, the Company has not entered into or participated in any related party transaction during the past three years.

         Section 5.23 Certain Payments. Neither the Company nor any shareholder, officer, director or employee of the Company has paid or received or caused to be paid or received, directly or indirectly, in connection with the business of the Company (a) any bribe, kickback or other similar payment to or from any domestic or foreign government or agency thereof or any other person or (b) any contribution to any domestic or foreign political party or candidate (other than from personal funds of such shareholder, officer, director or employee not reimbursed by the Company or as permitted by applicable law).

         Section 5.24 Books and Records. The corporate minute books and other corporate records of the Company are correct and complete in all material respects and the signatures appearing on all documents contained therein are the true signatures of the person purporting to have signed the same. All actions reflected in said books and records were duly and validly taken in compliance with the laws of the applicable jurisdiction and no meeting of the board of directors of the Company or any committee thereof has been held for which minutes have not been prepared and are not contained in the minute books. To the extent that they exist, all personnel files, reports, strategic planning documents, financial forecasts, accounting and tax records and all other records of every type and description that relate to the business of the Company have been prepared and maintained in accordance with good business practices and, where applicable, in substantial conformity with GAAP and applicable laws and regulations. All such books and records are located in the offices of the Company.

         Section 5.25 Condition and Sufficiency of Assets. All buildings, improvements and equipment owned or leased by the Company are structurally sound, in good operating condition and repair (subject to normal wear and tear) and adequate for the uses to which they are being put, and none of the buildings, improvements and equipment owned or leased by the Company is in need of maintenance or repairs except for ordinary, routine maintenance and repairs consistent with past practice.

         Section 5.26 Disclosure. To the best knowledge of the Shareholders, there is no fact known to the Company or the Shareholders (other than general economic conditions or prospective state, county or local business developments) that would have a Material Adverse Effect that has not been set forth in this Agreement or in the schedules attached hereto or to be delivered in connection with this Agreement.

                                   ARTICLE VI
                       CONDUCT OF BUSINESS PENDING CLOSING

         Section 6.1 Conduct of Business by the Shareholders Pending Closing. After the date hereof and prior to the Closing Date, unless Purchaser shall otherwise agree in writing, the Shareholders shall, and the Shareholders shall cause the Company to:

             (a) conduct its businesses in the ordinary and usual course of business and consistent with past practice;

             (b) not (i) amend or propose to amend its charter or bylaws, (ii) split, combine, reorganize, reclassify, recapitalize or take any similar action with respect to their outstanding capital stock or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise;

             (c) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional share of, or any options, warrants or rights of any kind to acquire any share of, its capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock;

             (d) not (i) incur or become contingently liable with respect to any indebtedness for borrowed money, (ii) redeem, purchase, acquire or offer to redeem, purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock, (iii) make any acquisition of any assets or businesses other than expenditures for fixed or capital assets in the ordinary course of business not exceeding $10,000 in any instance or $50,000 in the aggregate, (iv) sell, pledge, dispose of or encumber any assets or businesses other than sales in the ordinary course of business or
(v) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

             (e) use reasonable efforts to preserve intact its business organization and goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by this Agreement;

             (f) not enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or key employees;

             (g) not adopt, enter into or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust fund or arrangement for the benefit or welfare of any employee or retiree, except as required to comply with changes in applicable law or as contemplated hereunder;

             (h) use commercially reasonable efforts to maintain with financially responsible insurance companies insurance on its tangible assets and its businesses in such amounts and against such risks and losses as are consistent with past practice;

             (i) not make, change or revoke any material Tax election or make any material agreement or settlement regarding Taxes with any taxing authority;

             (j) not make any change in the Company's financial, Tax or accounting methods, practices or policies, or in any assumption underlying such a method, practice or policy;

             (k) give prompt written notice to Purchaser of the commencement of any Environmental Claim, or non-routine inspection by any governmental authority with responsibility for enforcing or implementing any applicable Environmental Laws, and provide to Purchaser such information as Purchaser may reasonably request regarding such Environmental

Claim, any developments in connection therewith, and, as applicable, the Company's anticipated or actual response thereto;

             (l) not enter into or assume any contracts or agreements having a value or imposing an obligation upon the Company in excess of $10,000 annually and all contracts or agreements having a value to or imposing an obligation on the Company that have remaining obligations of $50,000 or more, regardless of the annual payment;

             (m) maintain its books of account and records in the usual, regular and ordinary manner consistent with past policies and practice;

             (n) not compromise, settle, grant any waiver or release relating to or otherwise adjust any litigation or claims of any nature whatsoever pending against the Company; and

             (o) not intentionally take any action or omit to take any action, which action or omission would result in a breach of any of the representations and warranties set forth in this Agreement.

         Section 6.2 Other Offers. Except in connection with the transactions contemplated by this Agreement and the Business Premises, from and after the date hereof, and continuing through the earlier of Closing or the termination of this Agreement in accordance with the terms hereof, the Company and the Shareholders shall not, and shall not permit any of the Company's officers, directors, employees, Affiliates, representatives or agents to, directly or indirectly, (i) solicit, initiate or knowingly encourage any offer or proposal for, or any indication of interest in, a merger or business combination involving the Company or the acquisition of an equity interest in, or any substantial portion of the assets of, the Company or (ii) engage in negotiations with or disclose any nonpublic information relating to the Company or Purchaser, or afford access to the properties, books or records of the Company, to any Person. The Company shall promptly notify and provide copies to Purchaser of any offer, proposal or indication of interest, or communication with respect thereto, delivered to or received from any third party.

         Section 6.3 Access to Information; Environmental Due Diligence. The Shareholders shall, and shall cause the Company to, give the Purchaser, its accountants, counsel, financial advisors, and other representatives (the "Purchaser Representatives") full access (and shall otherwise fully cooperate, including by making available copies of all of the following documents which are susceptible to photostatic reproduction) during normal business hours throughout the period prior to Closing to all of its respective properties, books, records (including, but not limited to, Tax Returns and any and all records or documents which are within the possession of governmental or regulatory authorities, agencies or bodies, and the disclosure of which the Company can facilitate or control), Contracts, premises, permits, Environmental Permits, licenses, Governmental Authorizations, commitments of any nature (whether written or oral) and records, and shall permit the Purchaser and Purchaser Representatives to make such inspections (including without limitation environmental inspections, sampling, and analysis) as they may require and furnish to the Purchaser and Purchaser Representatives during such period all such information concerning the Company and its affairs as they may reasonably request. The Purchaser and the Company acknowledge the existence and continuance of the Confidentiality Agreement previously entered into which shall govern the management of information or records of the Company and the conduct of the due diligence by Purchaser hereunder. The Shareholders shall provide to Purchaser copies of all (aa) Permits, (bb) reports or results of all inspections, audits, assessments, and analytical data and (cc) such other information as Purchaser may reasonably request in the possession or control of the Shareholders regarding any of Company's current or prior Business Facilities or operations and relating to (i) compliance with applicable requirements of Environmental Laws or (ii) the exposure to, presence, release, or any aspect of management, handling, or use of Materials of Environmental Concern. The Purchaser shall be responsible to leave the Business Premises in the same condition in which it found them if the Purchaser does not close this transaction.

         Section 6.4 Best Efforts. The Shareholders will use their best efforts to cause the representations and warranties contained in Article V hereof to continue to be true and correct through the Closing Date and to obtain the satisfaction of the conditions to Closing set forth in Section 8.3 hereof.

                                  ARTICLE VII
              CERTAIN UNDERSTANDINGS AND AGREEMENTS OF THE PARTIES

         Section 7.1 Confidentiality. Without the express written consent of the Parties, each of the Parties agrees to maintain in confidence and not disclose to any other Person the terms of the transactions contemplated hereby or the information delivered in connection with the proposed due diligence investigation, other than disclosures required to obtain the approvals for the transactions contemplated hereby, disclosures to those professionals and advisors who have a need to know, disclosures of information already available to the public or any other disclosures required by applicable law or the rules of the NASD. In the event that the Purchaser, the Company or the Shareholders is at any time requested or required (by oral questions, interrogatories, request for information or documents, subpoena or other similar process) to disclose any information supplied to it in connection with this transaction, such Party agrees to provide the other Parties prompt notice of such request so that an appropriate protective order may be sought and/or such other party may waive the first Party's compliance with the terms of this Section 7.1.

         Section 7.2 Further Assurances. The Shareholders and Purchaser shall execute and deliver to the other, after the Closing Date, any other instrument which may be reasonably requested by the other and which is reasonably appropriate to perfect or evidence any of the sales, assignments, transfers or conveyances contemplated by this Agreement or to obtain any consents or licenses necessary for Purchaser to operate the Business in the manner operated by the Company prior to the Closing Date.

         Section 7.3 Expenses and Fees. The Shareholders shall pay all costs and expenses incurred by the Company and the Shareholders in connection with this Agreement and the transactions contemplated hereby, including, without limitation, any and all broker's commissions, employee bonuses and the fees and expenses of the Company's and the

Shareholders' attorneys and accountants, and will make all necessary arrangements so that the Purchaser will not be charged with any such cost or expense. Purchaser shall pay all costs and expenses incurred by Purchaser in connection with this Agreement and the transactions contemplated hereby, including without limitation, the fees and expenses of their attorneys and accountants.

         Section 7.4 Agreement to Cooperate. Subject to the terms and conditions herein provided, the Parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain all necessary, proper or advisable waivers, consents and approvals under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain all necessary or appropriate waivers, consents or approvals of third parties required in order to preserve material contractual relationships of the Company.

         Section 7.5 Public Statements. Except as required by law or the NASD, the Parties shall obtain the written consent of the other prior to issuing any press release or any written public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or written public statement prior to such consent, which will not be unreasonably withheld.

         Section 7.6 Notification of Certain Matters. Each of the Shareholders, the Company and the Purchaser agree to give prompt notice to each other of, and to use their respective reasonable best efforts to prevent or promptly remedy,
(i) the occurrence or failure to occur or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be likely to cause any of its or another's representations or warranties in this Agreement to be untrue or inaccurate in any material respect (or in all respects in the case of any representation or warranty containing any materiality qualification) at any time from the date hereof to the Closing and (ii) any material failure (or any failure in the case of any covenant, condition or agreement containing any materiality qualification) on its or another's part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

         Section 7.7 Notice of Environmental Claims. The Shareholders shall give prompt written notice to Purchaser of the commencement of any Environmental Claim, or inspection by any Governmental Authority with responsibility for enforcing or implementing any applicable Environmental Laws, and provide to Purchaser such information as Purchaser may reasonably request regarding such Environmental Claim, any developments in connection therewith, and, as applicable, the Shareholders' anticipated or actual response thereto.

         Section 7.8 Tax Matters. The following provisions shall govern the allocation of responsibility as between the Purchaser and the Shareholders for certain tax matters following the Closing Date:

             (a) Tax Periods Ending on or Before the Closing Date. Shareholders shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Shareholders shall permit the Purchaser to review and comment on each such Tax Return described in the preceding sentence prior to filing. It is contemplated by the Parties that the Company will file as an S Corporation for the period from January 1, 1999 to the Closing Date and shall be prepared in a manner consistent with the prior practice of the Company. The Shareholders shall reimburse the Company with respect to such periods within fifteen (15) days after payment by the Company of such Taxes paid by the Company to the extent such Taxes are not reflected in the reserve for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the latest Company Financial Statements as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company. The Shareholders shall not reimburse the Company with respect to any taxes paid by them as shareholders of a Subchapter S corporation or income reflected in their individual income tax returns.

             (b) Tax Periods Beginning Before and Ending After the Closing Date. Purchaser shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date, if any. It is contemplated by the Parties that the Company will no longer by eligible for S Corporation status and will file as a regular Subchapter C corporation beginning the day after the Closing Date. The Shareholders shall pay to the Company within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the latest Company Financial Statements as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company. For purposes of this section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period which includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction, the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ending on the Closing Date. Any credits relating to a Taxable period which begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocation shall be made in a manner consistent with prior practice of the Company.

             (c) Cooperation on Tax Matters. Purchaser, the Company and the Shareholders shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Shareholders agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or the Shareholders, any extensions thereof) of the respective taxable periods, and to abide by all the record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to the transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or the Shareholders, as the case may be, shall allow the other party to take possession of such books and records. Purchaser and the Shareholders further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including but not limited to with respect to the transactions contemplated hereby). Purchaser and the Shareholders further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

             (d) Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

             (e) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Shareholders when due, and the Shareholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Purchaser will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

                                  ARTICLE VIII
                              CONDITIONS TO CLOSING

         Section 8.1 Conditions to Each Party's Obligation to Close. The respective obligations of each party to close the transactions contemplated hereby shall be subject to the fulfillment or waiver, if permissible, of the following conditions on or prior to the Closing Date:

             (a) no preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the transactions contemplated hereby shall have been issued and remain in effect (each party agreeing to use its reasonable efforts to have any such injunction, order or decree lifted);

             (b) no action shall have been taken, and no statute, rule or regulation shall have been enacted, by any state or federal government or governmental agency in the United States which would prevent the consummation of the transactions contemplated by this Agreement or make the consummation of the transaction contemplated by this Agreement illegal; and

             (c) all necessary governmental and regulatory consents and approvals, if any, shall have been obtained.

         Section 8.2 Conditions to Obligation of the Shareholders. Unless waived by the Shareholders, the obligation of the Shareholders to close the transactions contemplated herein shall be subject to the fulfillment of the following additional conditions on or prior to the Closing Date:

             (a) Purchaser shall have performed in all material respects (or in all respects in the case of any agreement containing any materiality qualification) their agreements contained in this Agreement required to be performed on or prior to the Closing Date;

             (b) the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) on and as of the date made and on and as of the Closing Date as if made at and as of such date;

             (c) the Shareholders shall have received a legal opinion from the Purchaser, dated as of the Closing Date, in a form customary to such transactions and reasonably satisfactory to Purchaser; and

             (d) the Shareholders shall have received a certificate executed on behalf of Purchaser by the President or a Vice President of the Purchaser with respect to (a) and (b) above.

         Section 8.3 Conditions to Obligations of Purchaser. Unless waived by Purchaser, the obligation of Purchaser to close the transactions contemplated herein shall be subject to the fulfillment of the following additional conditions on or prior to the Closing Date:

             (a) the Shareholders and the Company shall have performed in all material respects (or in all respects in the case of any agreement containing any materiality qualification) its agreements contained in this Agreement required to be performed on or prior to the Closing Date;

             (b) the representations and warranties of the Company and Shareholders contained in this Agreement shall be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) on and as of the date made and on and as of the Closing Date as if made at and as of such date;

             (c) since the date hereof, there shall have been no changes that constitute, and no event or events shall have occurred which have resulted in or constitute, a Material Adverse Effect;

             (d) Purchaser shall have received a legal opinion from legal counsel to the Shareholders, dated as of the Closing Date, in a form customary to such transactions and reasonably satisfactory to Purchaser;

             (e) each of the Shareholders, officers and directors of the Company shall have executed a Release of Claims Agreement, in the form attached hereto as Exhibit C;

             (f) Each of the Shareholders shall have entered into an Employment and Non-Competition Agreement, in the form attached hereto as Exhibit D;

             (g) The Parties shall have entered into real property leases, in the form attached hereto as Exhibit E;

             (h) The Company shall have paid in full at Closing the promissory note in favor of the Small Business Administration in the principal amount of $322,800;

             (i) Purchaser shall have received a certificate or certificates representing the Company Common Stock purchased at the Closing, in definitive form representing the Shareholders' shares, registered in the name of Purchaser and duly executed by the Company; and

             (j) Purchaser shall have received a certificate executed by each of the Shareholders with respect to (a) through (c) above.

                                   ARTICLE IX
                        TERMINATION, AMENDMENT AND WAIVER

         Section 9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing in the following manner:

             (a) The Shareholders shall have the right to terminate this
Agreement:

                 (i) if the representations and warranties of Purchaser shall fail to be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) on and as of the date made or, except in the case of any such representations and warranties made as of a specified date, on and as of any subsequent date as if made at and as of such subsequent date and such failure shall not have been cured in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) within thirty
         (30) days after written notice of such failure is given to Purchaser by the Shareholders;

                 (ii) if the transactions completed hereby are not completed by November 1, 1999;

                 (iii) if the transactions contemplated hereby are enjoined by a final, unappealable court order; or

                 (iv) if Purchaser (A) fails to perform in any material respect (or in all respects in the case of any covenant containing any materiality qualification) any of its covenants in this Agreement and
         (B) does not cure such default in all material respects (or in all respects in the case of any covenant containing any materiality qualification) within 15 days after notice of such default is given to Purchaser by the Shareholders.

             (b) Purchaser shall have the right to terminate this Agreement;

                 (i) if the representations and warranties of the Shareholders shall fail to be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) on and as of the date made or, except in the case of any such representations and warranties made as of a specified date, on and as of any subsequent date as if made at and as of such subsequent date and such failure shall not have been cured in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) within 30 days after written notice of such failure is given to the Shareholders by Purchaser;

                 (ii) if the transactions contemplated hereby are not completed by November 1, 1999 (provided that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to Purchaser if the failure of Purchaser to fulfill any obligation to the Shareholders under or in connection with this Agreement has been the cause of or resulted in the failure of the transactions contemplated hereby to occur on or before such date); or

                 (iii) if the Shareholders (A) fail to perform in any material respect (or in all respects in the case of any covenant containing any materiality qualification) any of their covenants in this Agreement and
         (B) do not cure such default in all material respects (or in all respects in the case of any covenant containing any materiality qualification) within 15 days after notice of such default is given to the Shareholders by Purchaser.

             (c) The Shareholders and Purchaser mutually agree in writing.

         Section 9.2 Effect of Termination. The following provisions shall apply in the event of a termination of the Agreement:

             (a) If this Agreement is terminated by either Purchaser or the Shareholders pursuant to the provisions of Section 9.1, this Agreement shall forthwith become void and there shall be no further obligations on the part of the Shareholders, or Purchaser or its stockholders, directors, officers, employees, agents or representatives (except as set forth in Sections 11.5 and

11.6, each of which shall survive termination in its entirety). Notwithstanding the preceding sentence or any other provision set forth herein, nothing in this
Section 9.2 shall relieve any party from liability for any breach of this Agreement.

             (b) The parties hereto acknowledge and agree that Purchaser, as a result of the actual damages Purchaser would sustain by reason of such negligent or willful failure of the Shareholders to perform their obligations hereunder, shall have the right to all remedies at law under this Agreement.

         Section 9.3 Extensions; Waiver. At any time prior to the Closing Date, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto and (c) waive compliance with any of the agreements or conditions herein. Any agreement on the part of a Party to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such Party.

                                   ARTICLE X
                   INDEMNIFICATION AND LIMITATION ON LIABILITY

         Section 10.1 The Shareholders' Indemnity Obligations. The Shareholders shall, jointly and severally, indemnify and hold harmless the Company (after the Closing), the Purchaser and the Purchaser's subsidiaries (each a "Purchaser Indemnified Party") from and against any and all claims (including without limitation, Environmental Claims), actions, causes of action, arbitrations, proceedings, losses, damages, remediations, liabilities, strict liabilities, judgments, fines, penalties and expenses (including, without limitation, reasonable attorneys' fees) (collectively, the "Indemnified Amounts") paid, imposed on or incurred by a Purchaser Indemnified Party, directly or indirectly,
(i) relating to, resulting from or arising out of (a) any breach or misrepresentation in any of the representations and warranties made by or on behalf of one or more of the Shareholders in this Agreement, including without limitation with respect to environmental matters, or any certificate or instrument delivered in connection with this Agreement, (b) any violation or breach by one or more of the Shareholders of, or default by one or more of the Shareholders under, the terms of this Agreement or any certificate or instrument delivered in connection with this Agreement, (c) any Environmental Claim and/or any violation of any Requirements of Environmental Law if such Environmental Claim or violation relates, directly or indirectly, to events, conditions, operations, facts or circumstances which occurred or commenced on or prior to the Closing Date and were the result of an intentional or wrongful act of the Shareholders, or (d) any Taxes incurred by the Shareholders or the Company as a result of the consummation of the transactions contemplated by this Agreement or
(ii) relating to, resulting from or arising out of any allegation of a third party of the events described in Sections 10.1(a), (b), (c) or (d) above. For purposes of this Section 10.1, Indemnified Amounts shall include without limitation those Indemnified Amounts ARISING OUT OF THE STRICT LIABILITY (INCLUDING BUT NOT LIMITED TO STRICT LIABILITY ARISING PURSUANT TO ENVIRONMENTAL
LAWS) OR NEGLIGENCE OF THE COMPANY OR ANY SHAREHOLDER INDEMNIFIED PARTY WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, ACTIVE OR PASSIVE.

         Section 10.2 Purchaser's Indemnity Obligations. Purchaser shall indemnify and hold harmless the Shareholders and the Shareholders' agents, representatives and Affiliates (each a "Shareholders' Indemnified Party") from and against any and all Indemnified Amounts incurred by a Shareholders' Indemnified Party as a result of (a) any breach or misrepresentation in any of the representations and warranties made by or on behalf of Purchaser in this Agreement or any certificate or instrument delivered in connection with this Agreement, or (b) any violation or breach by Purchaser of or default by Purchaser under the terms of this Agreement or any certificate or instrument delivered in connection with this Agreement.

         Section 10.3 Indemnification Procedures. All claims for indemnification under this Agreement shall be asserted and resolved as follows:

             (a) Any of the Parties claiming indemnification under this Agreement (an "Indemnified Party") shall with reasonable promptness (i) notify the Party from whom indemnification is sought (the "Indemnifying Party") of any third-party claim or claims asserted against the Indemnified Party ("Third-Party Claim") for which indemnification is sought and (ii) transmit to the Indemnifying Party a copy of all papers served with respect to such claim (if any) and a written notice ("Claim Notice") containing a description in reasonable detail of the nature of the Third-Party Claim, an estimate of the amount of damages attributable to the Third-Party Claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis of the Indemnified Party's request for indemnification under this Agreement.

             (b) Within 15 days after receipt of any Claim Notice (the "Election Period"), the Indemnifying Party shall notify the Indemnified Party (i) whether the Indemnifying Party disputes its potential liability to the Indemnified Party with respect to such Third-Party Claim and (ii) whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Third-Party Claim.

             (c) If the Indemnifying Party notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of the Third-Party Claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, such Third-Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 10.3(a). The Indemnifying Party shall have full control of such defense and proceedings. To the extent the Indemnifying Party fails to defend the Indemnified Party, the Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party, to file, during the Election Period, any motion, answer or other pleadings that the Indemnified Party shall reasonably deem necessary or appropriate to protect its interests. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Third-Party Claim that the Indemnifying Party elects to contest, including, without limitation, the making of any related counterclaim against the person asserting the Third-Party Claim or any cross-complaint against any person. Except as otherwise provided herein, the Indemnified Party may participate in, but not control, any defense or settlement of any Third-Party Claim controlled by the Indemnifying Party pursuant to this Section 10.3 and shall bear its own costs and expenses with respect to such participation.

             (d) If the Indemnifying Party fails to notify the Indemnified Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to the preceding paragraph, or if the Indemnifying Party elects to defend the Indemnified Party but fails to reasonably prosecute or settle the Third-Party Claim as herein provided or if the Indemnified Party reasonably objects to such election on the grounds that counsel for such Indemnifying Party cannot represent both the Indemnified Party and the Indemnifying Parties because such representation would be reasonably likely to result in a conflict of interest, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third-Party Claim by all appropriate proceedings, which proceedings shall be promptly and reasonably prosecuted by the Indemnified Party to a final conclusion or settled. In such a situation, the Indemnified Party shall have full control of such defense and proceedings and the Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 10.3, and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

             (e) The Indemnifying Party shall not settle or compromise any Third-Party Claim unless (i) the terms of such compromise or settlement require no more than the payment of money (i.e., such compromise or settlement does not require the Indemnified Party to admit any wrongdoing or take or refrain from taking any action), (ii) the full amount of such monetary compromise or settlement will be paid by the Indemnifying Party, and (iii) the Indemnified Party receives as part of such settlement a legal, binding and enforceable unconditional satisfaction and/or release, in form and substance reasonably satisfactory to it, providing that such Third-Party Claim and any claimed liability of the Indemnified Party with respect thereto is being fully satisfied by reason of such compromise or settlement and that the Indemnified Party is being released from any and all obligations or liabilities it may have with respect thereto. The Indemnified Party shall not settle or admit liability to any Third-Party Claim without the prior written consent of the Indemnifying Party unless (x) the Indemnifying Party has disputed its potential liability to the Indemnified Party, and such dispute either has not been resolved or has been resolved in favor of the Indemnifying Party or (y) the Indemnifying Party has failed to respond to the Indemnified Party's Claim Notice.

             (f) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third-Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis of the Indemnified Party's request for indemnification under this Agreement.

             (g) Notwithstanding anything to the contrary within this Section or Agreement, both the Indemnifying Party and the Indemnified Party agree to reasonably cooperate in resolving any dispute or claim which triggers this Indemnification provision.

         Section 10.4 Limitation of Shareholders' Liability.

             (a) Notwithstanding anything to the contrary contained in Article X, the aggregate liability of the Shareholders for any event or occurrence giving rise to the Shareholders being required to indemnify Purchaser Indemnified Parties pursuant to Section 10.1 of this Agreement shall be limited to the Purchase Price.

             (b) Purchaser Indemnified Parties are entitled to indemnification pursuant to Section 10.1 only to the extent that the amount of any Indemnified Amount, individually or in the aggregate, exceeds $15,000 and then to the full amount of such Indemnified Amount, not to exceed the limitations described in
Section 10.4(a).

         Section 10.5 Limitation of Purchaser's Liability.

             (a) Notwithstanding anything to the contrary contained in Article X, the aggregate liability of Purchaser for any event or occurrence giving rise to Purchaser being required to indemnify Shareholders' Indemnified Parties pursuant to Section 10.2 shall be limited to the Purchase Price.

             (b) Company Indemnified Parties are entitled to indemnification pursuant to Section 10.2 only to the extent that the amount of any Indemnified Amount, individually or in the aggregate, exceeds $15,000 and then to the full amount of such Indemnified Amount, not to exceed the limitations described in
Section 10.5(a).

         Section 10.6 Limitation on Indemnified Amounts. Notwithstanding any provision of this Article X to the contrary, Indemnified Amounts owed by an Indemnifying Party to an Indemnified Party shall be reduced by the amount of any mitigating recovery (net of reasonable expenses and taxes and other costs incurred in obtaining such recovery) an Indemnified Party shall have received or otherwise enjoyed with respect thereto from any recovery under any insurance policies. If such a mitigating recovery set forth in this Section 10.6 is received by an Indemnified Party after it receives payment or other credit under this Agreement with respect to Indemnified Amounts, then a refund equal in aggregate amount to the mitigating recovery, net of reasonable expenses and tax or other costs incurred in obtaining recovery, shall be made promptly to the Indemnifying Party.

                                   ARTICLE XI
                               GENERAL PROVISIONS

         Section 11.1 Survival. The representations, warranties, covenants and agreements (including, but not limited to, indemnification obligations) set forth in this Agreement and in any certificate or instrument delivered in connection herewith shall be continuing and shall survive the Closing for a period of two (2) years following the date of Closing; provided, however, that in the case of all such representations, warranties, covenants and agreements (including, but not limited to, indemnification obligations) there shall be no such termination with respect to any such representation, warranty, covenant or agreement as to which a bona fide claim has been asserted by written notice of such claim delivered to the Party or Parties making such representation, warranty, covenant or agreement prior to the expiration of the survival period.

         Section 11.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or sent via facsimile to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

                           If to Purchaser, to:

                           Synagro Technologies, Inc.
                           1800 Bering Drive, Suite 1000
                           Houston, Texas 77057
                           Attention: Mark A. Rome
                           Telecopy: 713/369-1760

                           with a copy to:

                           Locke Liddell & Sapp LLP
                           600 Travis, Suite 3200
                           Houston, Texas 77002
                           Attention: Michael T. Peters
                           Telecopy: 713/223-3717

                  (b)      If to Shareholders, to:

                           Christopher and Kathleen A. Schrader
                           203 Apache Street
                           Tavernier, Florida 33070

                           with a copy to:

                           Patrick C. Barthet, P.A.
                           200 South Biscayne Boulevard, Suite 1800
                           Miami, Florida 33131
                           Telecopy: 305/377-8695

         Section 11.3 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the interpretation of this Agreement. In this Agreement, unless a contrary intention is specifically set forth, (i) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision and (ii) reference to any Article or Section means such Article or Section hereof. No provision of this Agreement shall be interpreted or construed against any Party solely because such Party or its legal representative drafted such provision.

         Section 11.4 Miscellaneous. This Agreement (including the documents and instruments referred to herein and the Schedules and Exhibits attached hereto)
(a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise except that Purchaser may assign this Agreement to any other wholly-owned Subsidiary of Purchaser, but no such assignment shall relieve the Purchaser of its obligations hereunder.

         Section 11.5 Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE.

         Section 11.6 Binding Arbitration.

             (a) General. Notwithstanding any provision of this Agreement to the contrary, upon the request of any Party (defined for the purpose of this provision to include Affiliates, principals and agents of any such Party), any dispute, controversy or claim arising out of, relating to, or in connection with, this Agreement or any agreement executed in connection herewith or contemplated hereby, or the breach, termination, interpretation, or validity hereof or thereof (hereinafter referred to as a "Dispute"), shall be finally resolved by mandatory and binding arbitration in accordance with the terms hereof. Any Party may bring an action in court to compel arbitration of any Dispute. Any Party who fails or refuses to submit any Dispute to binding arbitration following a lawful demand by the opposing Party shall bear all costs and expenses incurred by the opposing Party in compelling arbitration of such Dispute.

             (b) Governing Rules. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the Parties. The seat of the arbitration shall be Miami, Florida. Notwithstanding Section 11.6, the arbitration and this clause shall be governed by the Federal Arbitration Act, 9 U.S.C. ss.ss. 1 et seq. (the "Federal Arbitration Act"). The arbitrator shall award all reasonable and necessary costs (including the reasonable fees and expenses of counsel) incurred in conducting the arbitration to the prevailing Party in any such Dispute. The Parties expressly waive all rights whatsoever to file an appeal against or otherwise to challenge any award by the arbitrators hereunder; provided, that the foregoing shall not limit the rights of any Party to bring a proceeding in any applicable jurisdiction to confirm, enforce or enter judgment upon such award (and the rights of the other Party, if such proceeding is brought to contest such confirmation, enforcement or entry of judgment, but only to the extent permitted by the Federal Arbitration Act).

             (c) No Waiver; Preservation of Remedies. No provision of, nor the exercise of any rights under this Agreement shall limit the right of any Party to apply for injunctive relief or similar equitable relief with respect to the enforcement of this Agreement or any agreement executed in connection herewith or contemplated hereby, and any such action shall not be deemed an election of remedies. Such rights can be exercised at any time except to the extent such action is contrary to a final award or decision in any arbitration proceeding. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof. The institution and maintenance of an action for injunctive relief or similar equitable relief shall not constitute a waiver of the right of any Party, including without limitation the plaintiff, to submit any Dispute to arbitration nor render inapplicable the compulsory arbitration provisions of this Agreement.

             (d) Arbitration Proceeding. In addition to the authority conferred on the arbitration tribunal by the rules specified above, the arbitration tribunal shall have the authority to order reasonable discovery, including the deposition of party witnesses and production of documents. The arbitral award shall be in writing, state the reasons for the award, and be final and binding on the Parties with no right of appeal. All statutes of limitations that would otherwise be applicable shall apply to any arbitration proceeding. Any attorney-client privilege and other protection against disclosure of confidential information, including without limitation any protection afforded the work-product of any attorney, that could otherwise be claimed by any Party shall be available to and may be claimed by any such Party in any arbitration proceeding. No Party waives any attorney-client privilege or any other protection against disclosure of confidential information by reason of anything contained in or done pursuant to or in connection with this Agreement. Each Party agrees to keep all Disputes and arbitration proceedings strictly confidential, except for disclosures of information to the Parties' legal counsel or auditors or those required by applicable law. The arbitrators shall determine the matters in dispute in accordance with the substantive law of Delaware, without regard to conflict of law rules. The obligation to arbitrate any dispute shall be binding upon the successors and assigns of each of the Parties.

             (e) Appointment of Arbitrators. The arbitration shall be conducted by three (3) arbitrators. The Party initiating arbitration (the "Claimant") shall appoint its arbitrator in its request for arbitration (the "Request"). The other Party (the "Respondent") shall appoint its arbitrator within thirty (30) days after receipt of the Request and shall notify the Claimant of such appointment in writing. If the Respondent fails to appoint an arbitrator within such thirty (30) day period, the arbitrator named in the Request shall decide the controversy or claim as sole arbitrator. Otherwise, the two (2) arbitrators appointed by the Parties shall appoint a third (3rd) arbitrator within thirty
(30) days after the Respondent has notified Claimant of the appointment of the Respondent's arbitrator. When the third (3rd) arbitrator has accepted the appointment, the two (2) Party-appointed arbitrators shall promptly notify the Parties of the appointment. If the two (2) arbitrators appointed by the Parties fail to appoint a third (3rd) arbitrator or so to notify the Parties within the time period prescribed above, then the appointment of the third (3rd) arbitrator shall be made by the American Arbitration Association, which shall promptly notify the Parties of the appointment. The third (3rd) arbitrator shall act as Chair of the panel.

             (f) Other Matters. This arbitration provision constitutes the entire agreement of the Parties with respect to its subject matter and supersedes all prior discussions, arrangements, negotiations and other communications on dispute resolution. This arbitration provision shall survive any termination, amendment, renewal, extension or expiration of this Agreement or any agreement executed in connection herewith or contemplated hereby unless the Parties otherwise expressly agree in writing. The obligation to arbitrate any dispute shall be binding upon the successors and assigns of each of the Parties.

         Section 11.7 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the Parties.

         Section 11.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         Section 11.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         Section 11.10 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, Purchaser and the Shareholders have executed and delivered this Agreement effective as of the date first written above.

                                   PURCHASER:

                                   SYNAGRO TECHNOLOGIES, INC.


                                   By: /s/ Mark A. Rome
                                   ---------------------------------------------
                                       Mark A. Rome, Executive Vice President


                                   THE SHAREHOLDERS:


                                   /s/ Christoper J. Schrader
                                   ---------------------------------------------
                                   Christopher J. Schrader


                                   /s/ Kathleen A. Schrader
                                   ---------------------------------------------
                                   Kathleen A. Schrader

                                    EXHIBIT A

                                    GLOSSARY

         For purposes of this Agreement, the following terms shall have the meaning specified or referred to below when capitalized (or if not capitalized, unless the context clearly requires otherwise) when used in this Agreement.

         "Affiliate(s)" with respect to any Person, means any Person directly or indirectly controlling, controlled by or under common control with such Person, and any natural Person who is an officer, director or partner of such Person and any members of their immediate families living within the same household. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

         "Benefit Program" means any plan, policy, contract, program, commitment or arrangement providing for bonuses, deferred compensation, retirement payments, profit sharing, incentive pay, commissions, hospitalization or medical expenses or insurance or any other benefits for any officer, consultant, director, annuitant, employee or independent contractor of the Company as such or members of their families (other than directors' and officers' liability policies), whether or not insured.

         "Business Facility" or "Business Facilities" is that certain real property located at 89111 Overseas Highway, Tavernier, Florida.

         "Code" means the Internal Revenue Code of 1986, as amended, or any amending or superseding tax laws of the United States of America.

         "Environmental Claim(s)" means any claim; litigation; demand; action; cause of action; suit; loss; cost, including, but not limited to, attorneys' fees, diminution in value, and expert's fees; damage; punitive damage; fine, penalty, expense, liability, criminal liability, strict liability, judgment, governmental or private investigation and testing; notification of status of being potentially responsible for clean-up of any facility or for being in violation or in potential violation of any Environmental Law; proceeding; consent or administrative orders, agreements or decrees; lien; personal injury or death of any person; or property damage, whether threatened, sought, brought or imposed, that is related to or that seeks to recover losses, damages, costs, expenses and/or liabilities related to, or seeks to impose liability for: (i) improper use or treatment of wetlands, pinelands or other protected land or wildlife; (ii) noise; (iii) radioactive materials (including naturally occurring radioactive materials ("NORM")); (iv) explosives; (v) pollution, contamination, preservation, protection, decontamination, remediation or clean-up of the air, surface water, groundwater, soil or protected lands; (vi) solid, gaseous or liquid waste generation, handling, discharge, release, threatened release, treatment, storage, disposal or transportation; (vii) exposure of persons or property to Materials or Environmental Concern and the effects thereof; (viii) the release or threatened release (into the indoor or outdoor environment), generation, extraction, mining, beneficiating, manufacture, processing,


                              Exhibit A -- Page 1
distribution in commerce, use, transfer, transportation, treatment, storage or disposal of Remediation of Materials of Environmental Concern; (ix) injury to, death of or threat to the health or safety of any person or persons caused directly or indirectly by Materials of Environmental Concern; (x) destruction caused directly or indirectly by Materials of Environmental Concern or the release or threatened release of any Materials of Environmental Concern of any property (whether real or personal); (xi) the implementation of spill prevention and/or disaster plans relating to Material of Environmental Concern; (xiii) community right-to-know and other disclosure laws; or (xiii) maintaining, disclosing or reporting information to Governmental Authorities of any other third person under any Environmental Law. The term, "Environmental Claim," also includes, without limitation, any losses, damages, costs, expenses and/or liabilities incurred in testing, if such testing confirms the presence of Materials of Environmental Concern.

         "Environmental Law(s)" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, guidance document, order, consent agreement, order or consent judgment, decree, injunction, requirement or agreement with any governmental entity or any judicial or administrative decision relating to (x) the protection, preservation or restoration of the environment (including, without limitation, air, water, vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety, (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, application, production, release or disposal of Materials of Environmental Concern, in each case as amended from time to time, or (z) health, worker protection or community's right to know. The term "Environmental Law" includes, without limitation, (i) the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal Act and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Safe Drinking Water Act and the Federal Occupational Safety and Health Act of 1970, each as amended from time to time, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of, effects of or exposure to any Materials of Environmental Concern.

         "Environmental Permit(s)" means all permits, licenses, certificates, registrations, identification numbers, applications, consents, approvals, variances, notices of intent, and exemptions necessary for the ownership, use and/or operation of any current Business Facility or to conduct the Company's business as currently conducted in compliance with Requirements of Environmental Laws.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "GAAP" means generally accepted accounting principals applied on a consistent basis.

                              Exhibit A -- Page 2

         "Governmental Authority" or "Governmental Authorities" means any nation or government, any state or political subdivision thereof and any agency or entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government.

         "Lien(s)" means any mortgage, pledge, hypothecation, security interest, encumbrance, right of first refusal, option, lien, charge, condition, restriction or burden of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction).

         "Material Adverse Effect" means any event, occurrence, fact, condition, change, development or effect that is or could reasonably be anticipated to be materially adverse to the business, assets (including intangible assets), liabilities, financial condition, results of operations, properties (including intangible properties) or business prospects of the Company and all of its Subsidiaries or the Purchaser and all of its Subsidiaries, as applicable, taken as a whole.

         "Materials of Environmental Concern" means: (i) those substances included within the statutory and/or regulatory definitions or listings of "hazardous substance," "medical waste," "special waste," "hazardous waste," "sludges," "sewage sludge," "extremely hazardous substance," "regulated substance," "solid waste," "hazardous materials," or "toxic substances," under any Environmental Law; (ii) any material, waste or substance which is or contains: (A) petroleum, oil or a fraction thereof, (B) explosives, or (C) radioactive materials (including naturally occurring radioactive materials); and
(iii) such other substances, materials, or wastes that are or become classified or regulated as hazardous or toxic under any applicable federal, state or local law or regulation. To the extent that the laws or regulations of any applicable state or local jurisdiction establish a meaning for any term defined herein through reference to federal Environmental Laws which is broader than the meaning under such federal Environmental Laws, such broader meaning shall apply.

         "Person" means any individual, partnership, joint venture, corporation, limited liability company, association, trust, unincorporated organization, government or agency or subdivision thereof or any other entity.

         "Plan" means an "employee benefit plan" (as defined in Section 3(3) of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company or by any trade or business, whether or not incorporated, which, together with the Company, is under common control, as described in Section 414(b) or (c) of the Code.

         "Remediation" means any action necessary to: (i) comply with and ensure compliance with the Requirements of Environmental Laws and (ii) the taking of all reasonably necessary precautions to protect against and/or respond to, remove or remediate or monitor the release or threatened release of Materials of Environmental Concern at, on, in, about, under, within or near the air, soil, surface water, groundwater or soil vapor at any Business Facility of the Company or



                              Exhibit A -- Page 3
any of its Subsidiaries or of any property affected by the business, operations, acts omissions, or Materials of Environmental Concern of the Company or any of its Subsidiaries.

         "Requirement(s) of Environmental Law(s)"means all requirements, conditions, restrictions or stipulations of Environmental Laws imposed upon or related to the Company or any of its Subsidiaries or the assets, Business Facilities and/or the business of the Company or any of its Subsidiaries.

         "Subsidiary" or "Subsidiaries" shall mean, when used with reference to an entity, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, or a majority of the outstanding voting securities of which, are owned directly or indirectly by such entity.

         "Supplies" means all office supplies, kitchen supplies, laundry supplies, medical supplies, spare parts, safety equipment, maintenance supplies, other supplies used or consumed in the Business and other similar items which exist on the Closing Date.

         "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, severance, environmental, license, net worth, payroll, employment, franchise, transfer and recording taxes, fees and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

         "Tax Return(s)" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns and documents (i) with respect to or accompanying payments of estimated Taxes or (ii) with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information, including any schedule or attachment thereto and any amendment thereof.




                              Exhibit A -- Page 4